EXHIBIT 4.1



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                        OAKWOOD MORTGAGE INVESTORS, INC.,

                         OAKWOOD ACCEPTANCE CORPORATION


                                       AND


                WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION,
                                   AS TRUSTEE



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                               AMENDMENT NO. 1 TO

                  SERIES 2000-C POOLING AND SERVICING AGREEMENT

                          Dated as of December 1, 2000


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                        OAKWOOD MORTGAGE INVESTORS, INC.,

                               SENIOR/SUBORDINATED

                    PASS-THROUGH CERTIFICATES, SERIES 2000-C

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         AMENDMENT NO. 1 (the "Amendment") dated as of December 1, 2000 to the
Series 2000-C Pooling and Servicing Agreement, dated as of September 1, 2000 (the "Series Agreement") among OAKWOOD MORTGAGE INVESTORS, INC., a North Carolina corporation (the "Company"), OAKWOOD ACCEPTANCE CORPORATION, North Carolina corporation, as servicer (the "Servicer"), and WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION, a national banking association, as trustee (the "Trustee"). The Series Agreement, together with the Company's Standard Terms to Pooling and Servicing Agreement, May 1999 Edition, as amended from time to time (the "Standard Terms") are referred to herein as the "Pooling and Servicing Agreement".

                              PRELIMINARY STATEMENT


         Section 11.01 of the Standard Terms provides, inter alia, that the Pooling and Servicing Agreement may be amended from time to time (a) by the Company, the Servicer, and the Trustee, without the consent of any of the Certificateholders to make provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or matters arising with respect to the Trust that are not covered by the Pooling and Servicing Agreement; provided, that such action shall not affect adversely the interests of any Certificateholder, as evidenced by an opinion of counsel independent from the Company, the Servicer and the Trustee or a letter from each Rating Agency from whom the Company requested a rating of any of the related Certificates stating that such action will not result in a downgrading of the rating of any of the related Certificates rated by such Rating Agency at the request of the Company, and (b) with the consent of the Holders entitled to at least a majority of the Voting Rights of each Class of Certificates that would be affected by such amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of the Certificates; provided, however, that no such amendment shall (i) reduce in any manner the amount of, or delay the timing of, payments received on Contracts or Mortgage Loans that are required to be distributed on any Certificate without the consent of the Holder of such Certificate, (ii) affect adversely in any material respect the interests of the Holders of any Class of Certificates in a manner other than described in clause (i) of this paragraph, without the consent of the Holders of Certificates of such Class evidencing at least 66% of the Voting Rights with respect to such Class, or (iii) reduce the aforesaid percentage of Certificates the Holders of which are required to consent to any such amendment, without the consent of such Holders of all Certificates then outstanding, each as specified in section 11.01 of the Standard Terms.


         All capitalized terms not otherwise defined herein are defined in the Pooling and Servicing Agreement. All Article, Section or Subsection references herein shall mean Article, Section or Subsections of the Pooling and Servicing Agreement, except as otherwise provided herein.



SECTION 1.        Amendment to Series Agreement.

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           (a)        Section 6. Clause (c) in Section 6 of the Series
                      Agreement is hereby amended by adding the following sentence following the final sentence thereof:

                     The Trustee shall release to or upon the order of OMI all funds remaining in the Capitalized Interest Account (net of the sum of all Capitalized Interest Account Withdrawal Amounts due to Certificateholders) on the December, 2000 Distribution Date.

            (b) Section 11. Clause (g) in Section 11 of the Series Agreement is hereby amended so that the first paragraph thereof is replaced in its entirety with the following:

                     Notwithstanding the foregoing, unless a Class B-2 Certificate is transferred to an Affiliate of OMI or otherwise in connection with a resecuritization transaction in a transaction not involving any public offering (in which case the foregoing shall apply), no Rule 144A Agreement, Transferee Agreement or Opinion of Counsel shall be required in connection with any Class B-2 Certificate and the transfer restrictions contained below shall apply to the acquisition, holding and disposition of all such Class B-2 Certificates by the Beneficial Owners thereof.

SECTION 2.            Counterparts.

         This Amendment may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.


SECTION 3.        Governing Law.

         THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NORTH CAROLINA, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

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         IN WITNESS WHEREOF, Oakwood Mortgage Investors, Inc., Oakwood
Acceptance Corporation and the Trustee have caused this Amendment to be duly executed by their respective officers thereunto duly authorized as of the date first above written.


                                      OAKWOOD MORTGAGE INVESTORS,
                                      INC.

                                      By: /s/ Dennis Hazelrigg
                                               Name:  Dennis Hazelrigg
                                               Title:  President


                                      OAKWOOD ACCEPTANCE
                                      CORPORATION, as Servicer


                                      By: /s/ Douglas R. Muir
                                               Name:  Douglas R. Muir
                                               Title:   Vice President




                                      WELLS  FARGO BANK  MINNESOTA,
                                      NATIONAL  ASSOCIATION, as Trustee


                                      By: /s/ Timothy Matyi
                                               Name:  Timothy Matyi
                                               Title:   Assistant Vice President